Exhibit 99.2

FOR IMMEDIATE RELEASE                                                                                                                                                   Contact:  Kent A. McKee
Memphis, TN—September 2 , 2011                                                                                                                                                          (901) 753-3208

MUELLER INDUSTRIES, INC. ENTERS INTO STANDSTILL
AGREEMENT WITH LEUCADIA NATIONAL CORPORATION

Mueller Industries, Inc. (NYSE: MLI) today announced that it entered into a Standstill Agreement with Leucadia National Corporation (NYSE: LUK) whereby (i) Leucadia agreed to own no more than 27.5% of Mueller’s outstanding common stock and (ii) Leucadia is entitled to appoint up to two directors to the Company’s Board of Directors.  Pursuant to the Standstill Agreement, Leucadia nominated, and the Company’s Board of Directors unanimously elected, Ian M. Cumming, Chairman of Leucadia, and Joseph S. Steinberg, President of Leucadia, to serve on Mueller’s Board of Directors.

The Standstill Agreement also restricts sales by Leucadia to counterparties who hold, or after giving effect to a sale would hold, in excess of 4.9 percent of the Company’s common stock.  Additionally, the Standstill Agreement prevents Leucadia from engaging in certain corporate actions without the express permission of the members of the Company’s Board of Directors not appointed by Leucadia.

The Standstill Agreement is set to terminate on September 2, 2013, unless otherwise terminated earlier in accordance with the Standstill Agreement.  The full text of the Standstill Agreement was filed with a Current Report on Form 8-K.

Mueller Industries, Inc. is a leading manufacturer of copper tube and fittings; brass and copper alloy rod, bar and shapes; aluminum and brass forgings; aluminum and copper impact extrusions; plastic fittings and valves; refrigeration valves and fittings; and fabricated tubular products.  Mueller’s operations are located throughout the United States and in Canada, Mexico, Great Britain, and China.  Mueller’s business is importantly linked to:  (1) the construction of new homes; (2) the improvement and reconditioning of existing homes and structures; and (3) the commercial construction market that includes office buildings, factories, hotels, hospitals, etc.

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Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties.  These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company’s SEC filings.  The words “outlook,” “estimate,” “project,” “intend,” “expect,” “believe,” “target,” and similar expressions are intended to identify forward-looking statements.  The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report.  The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.